Exhibit 10.25
XCEL ENERGY INC. 2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement – [YEAR] Grant

Xcel Energy Inc. (the “Company” and collectively with its Affiliates, “Xcel Energy”), pursuant to its 2024 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an Award of Restricted Stock Units as set forth below. The terms and conditions of such Award are set forth in this Award agreement and any exhibits hereto (the “Agreement”) and in the Plan document, a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement shall have the same meaning assigned to it in the Plan (as it currently exists or as it may be amended in the future).

Participant: [●] Grant Date: [●]

1.Granting of Award. The Company has granted to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Stock Units specified below (“Units”). The grant of such Award is effective as of the Grant Date set forth above. As used herein, the term “Award” refers to the Award described below, and includes additional units credited with respect to that Award upon the deemed reinvestment of dividend equivalents, if any, that are credited in accordance with this Agreement (“Dividend Equivalent Units”).

Scheduled Vesting Date	Restricted Stock Units
[Month, date, year]	[#]

All of the Units granted to you as shown above will vest on the Scheduled Vesting Date noted above (which, along with any vesting date provided for in Sections 3 or 8 (each, a “Vesting Date”) for this Restricted Stock Unit Award (it being understood that if such Vesting Date is not a business day (defined below), that the Units will vest on the preceding business day to such date and such preceding business day shall be the “Vesting Date”), if your Service has been continuous from the Grant Date to the Vesting Date (the “Period of Restriction”).

1.Nature of Units; No Shareholder Rights. The Units subject to the Award will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with the Units simply representing an unfunded and unsecured obligation of a general creditor of the Company. The Units subject to the Award may not be sold, assigned, transferred, pledged or otherwise encumbered by you, and do not entitle you to any rights as a shareholder of the Company unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

1.Termination of Service.

(a) Upon your termination of Service due to death during a Period of Restriction, your unvested Units, including any credited Dividend Equivalent Units, shall immediately vest one hundred percent (100%) and shall be paid as soon as administratively feasible in accordance with Section 5(b) hereof.

(b) Upon your termination of Service due to Disability during a Period of Restriction, your unvested Units, including any credited Dividend Equivalent Units, shall immediately vest one hundred percent (100%) and shall be paid to you (or your personal representative) as soon as administratively feasible in accordance with Section 5(a) hereof.

(c) Upon your termination of Service due to your Retirement (as defined herein):

(1)during the Period of Restriction, you will be eligible to have your Award vest on the Vesting Date for the Award set forth on the first page of this Agreement equal to the number of Units that would have otherwise vested on the Vesting Date had you not retired.

1.For purposes of this Award, “Retirement” means any voluntary termination of your Service by you that occurs at or after you have attained at least age 55 with 10 years or more of continuous Service, provided that no less than three months and no more than six months prior to your termination of Service you provided notice to the Company of your intention to retire.

(d) After you have attained at least age 55 with 10 years or more of continuous Service, upon your termination of Service during the Period of Restriction by the Company other than for Cause or by you without notice and other than due to death or Disability, you will be eligible to have a pro rata portion of your Award vest on the Vesting Date, such pro rata portion to be equal to the number of Units that would otherwise vest on the Vesting Date had there not been a termination of Service, multiplied by a fraction whose numerator is the number of whole months during which you were providing Service during the Period of Restriction and whose denominator is the length of the Period of Restriction, expressed as a number of months.

(e) Upon your termination of Service during the Period of Restriction under any circumstances other than those set forth in Sections 3(a), (b), (c) and (d) above (including due to a retirement that does not meet the definition of “Retirement” set forth in this Agreement), your unvested Award shall be forfeited on the date of such termination. If a termination of Service occurs on the last business day of a Period of Restriction, then you will be deemed to have served through the remainder of the Period of Restriction.

1.Vesting of Award. Any vesting of this Award is conditioned on your compliance with Section 13. Notwithstanding the vesting and subsequent payment of this Award, it shall remain subject to the provisions of Section 13 of this Agreement.

1.Payment of Vested Awards.

(a)Timing and Form of Payment. As soon as administratively feasible following the Vesting Date, but in no event later than March 15 of the year following the calendar year of the applicable Vesting Date, the Company shall cause to be paid to you in settlement of each Unit (including any credited Dividend Equivalent Units) comprising a vested Award, one Share.

(b) Payment upon Death. In the event of your death, amounts that otherwise would have become payable to you in accordance with Section 3(a) will be paid in cash, in an amount equal to the Fair Market Value of one such Share as of the preceding business day to such payment date, to your designated beneficiary (if such beneficiary has been designated in accordance with the Plan), or if no beneficiary is designated, in accordance with Section 6(d) of the Plan.

1.Dividend Equivalents. When the Company declares a cash dividend on its Shares, dividend equivalents equal in amount to the dividends payable (at the normal common stock declared dividend rate) on a number of Shares equal to the number of Units subject to the Award held by you on a dividend record date occurring after the Grant Date and prior to the Vesting Date shall be deemed reinvested in additional Units as of the dividend payment date and credited to your account as additional Units. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and restrictions applicable to the underlying Award as provided in this Agreement.

1.Changes in Capitalization of the Company. If there is any equity restructuring or other change in the Company’s corporate capitalization as described in Section 12(a) of the Plan, the Committee shall determine the appropriate adjustment, if any, to each Award as provided in Section 12(a) of the Plan.

1.Change in Control. If any Change in Control occurs, provided that your Service continues to the date of the Change in Control, then:

(a)Your then-outstanding Restricted Stock Unit Award shall become fully vested.

a.Any Award vested pursuant to Section 8(a) shall be settled in cash, Shares or a combination thereof, as determined by the Committee, in accordance with the timing set forth in Section 5, unless Section 8(c) applies.

a.If a Change in Control which also constitutes a change in control of the Company as defined by Code Section 409A (a “409A Change in Control”) occurs, any payment due under this Agreement will be made within 30 days following such 409A Change in Control.

1.Recoupment. In addition to the provisions in Section 13 of this Agreement, this Award and any compensation associated with may be made subject to forfeiture, recovery by the Company or other action, at any time, (a) in accordance with the Xcel Energy Inc. Mandatory Compensation Recovery Policy for Section 16 Officers, the Xcel

Energy, Inc. Compensation Recovery Policy for Covered Employees, and any other compensation recovery, recoupment or forfeiture policies adopted by Xcel Energy from time to time, and (b) to the extent required by any law, rule of the Securities and Exchange Commission or any listing standard of the securities exchange upon which the Company’s stock is listed, and this Award will be automatically amended to comply with any compensation recovery requirement.

1.Withholding. The Company may require you to remit to it, or may withhold from the settlement of an Award or from your other compensation, an amount sufficient to satisfy any applicable federal, state or local tax, employment, FICA or other mandated withholding requirements in regard to the Award in the year or years the Award becomes taxable to you. You may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares otherwise payable in settlement of the Award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, the Award will be valued using the Fair Market Value of a Share as of the preceding business day to such withholding date. If no election is made, you will be deemed to have elected Shares to be withheld.

1.Plan Incorporated by Reference; Electronic Delivery. The Award is subject in all respects to the terms and conditions of the Plan, which is controlling, and which shall be deemed incorporated into this Agreement. The Company, or a third party designated by the Company, may deliver to you by electronic means any documents related to your participation in the Plan. By accepting this Agreement, you acknowledge receipt of a copy of the Plan.

1.No Right to Employment. Nothing in this Agreement shall limit the right of the Company or any of its Affiliates to terminate your Service as provided in Section 13 of the Plan.

1.Restrictive Covenants.

(a)Non-Disclosure and Return of Confidential Information. During your Service you have or will be given access to and provided with information proprietary to Xcel Energy and not generally known (including trade secret information) about Xcel Energy’s products, services, personnel, technology, research, development, methods, processes, systems, marketing plans, business strategies and plans, merger and acquisition strategies and targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information (collectively, “Confidential Information”). You agree not to disclose or use Confidential Information, either during or after your Service, except as required by subpoena or other legal process, in which event you will give Xcel Energy’s Chief Legal and Compliance Officer prompt notice of such subpoena or other legal process in order to permit Xcel Energy and any affected individual to seek appropriate protective orders. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than the date of your termination of Service. Notwithstanding any other language in this Agreement to the contrary, you understand that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. Additionally, notwithstanding any other language in this Agreement to the contrary, nothing in this Agreement prohibits you from providing confidential information to a government agency or otherwise participating in lawful investigation by any government agency. [Notice for Colorado employees: This paragraph 13(a) does not restrain you from disclosing (orally or in writing) the underlying facts of any alleged discriminatory or unfair employment practice: (1) to your immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (2) to any local, state, or federal government agency for any reason without first notifying Xcel Energy; (3) in response to legal process, such as a subpoena to testify at a deposition or in a court without first notifying Xcel Energy; or (4) for all other purposes as required by law. Also, the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within these parameters (which comply with C.R.S. § 24-34-407(1)(b)) does not constitute disparagement. The portion of this Non-Disclosure provision (with respect to any limitation on the ability of you/employee to disclose or discuss any alleged discriminatory or unfair employment practice) applies to Xcel Energy as well.]

a.No Solicitation. During your Service, and for a period of two years after the end of your Service for any reason, you agree that you will not, directly or indirectly, solicit or encourage any Xcel Energy employee, contractor or vendor with whom you have had contact or about whom you have obtained information to terminate, curtail, fail to renew a relationship or otherwise adversely change its relationship with Xcel Energy, [Notice for Colorado employees: this applies only to the extent the foregoing activities involve the use, disclosure, and/or misappropriation of trade secrets as defined by the Colorado Uniform Trade Secret Act, C.R.S. Sec. 7-74-101, et seq.,] and you agree you will not provide any information to any other person or entity for use in any similar attempt to do the same.

a.No Competition. Where permitted by law including state and local law, for one year following your termination of Service for any reason, you shall not, directly or indirectly, on your own behalf or on behalf of any person or entity, become employed, engaged or involved with any business that is engaged in or planning to become engaged in any business competitive with the business of Xcel Energy in a position that involves: (i) providing services that relate to or are similar in nature or purpose to the services you performed for Xcel Energy during your previous two years of Service if such services involve business or regulatory strategies; methodologies or strategies relating to the generation, transmission, brokering, marketing, distribution, development, acquisition, or sale and delivery of electric power or generation capacity; electric commodity trading and origination activities and strategies; and services to gas and electric customers that provide them with options and the ability to reduce usage; or transmission, brokering, marketing or sale and distribution of natural gas; (ii) supervision, management, direction or advice regarding such services; or (iii) products, services and business activities as to which you had access to Confidential Information in the two years preceding your termination of Service. [FOR COLORADO EMPLOYEES ONLY: The restrictions on competitive activities delineated in this Section 13(c) shall be limited only to those activities which involve the use, disclosure, and/or misappropriation of trade secrets as defined by the Colorado Uniform Trade Secret Act, C.R.S. Sec. 7-74-101, et seq.] [FOR MINNESOTA EMPLOYEES ONLY: This paragraph does not apply]

a.Breach of Restrictive Covenant. If you breach your obligations to Xcel Energy under any of the provisions of this Section 13, then (i) you shall immediately forfeit this Award (whether vested or unvested) and any right to receive Shares that has not yet been settled pursuant to Section 5, and (ii) with respect to Shares that have been issued pursuant to this Award, you shall (A) return such Shares to the Company, or (B) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as used by the Company in initially determining settlement. You further agree that if you violate any of the terms of this Section 13, then you will be liable to Xcel Energy for injunctive relief and damages in the full value of any Award paid under this Agreement.

1.Section 409A of the Code. The provisions of this Award and the Units granted hereunder are intended to comply with or be exempt from the requirements of Code Section 409A, and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. Each amount to be paid under this Agreement shall be construed as a separate and distinct payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(a)If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as you have experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

a.If any amount shall be payable with respect to such Award as a result of your “separation from service” at such time as you are a “specified employee” as designated by the Company in its discretion within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after your separation from service or (ii) your death.

1.Participant Acceptance. You shall signify acceptance of this Agreement, including, if applicable to you, that you will abide by the Xcel Energy Stock Ownership Policy, by signing in the space provided below and returning a signed copy to the Company, or if available, by providing an electronic signature[, within the time frames specified by the Company’s Human Resources department].

1.Mandatory Binding Arbitration. You agree that any and all disputes related to the Award including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of Service or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. You agree that you will be responsible for bearing your share of the costs to arbitrate. [FOR COLORADO EMPLOYEES ONLY: Any action pertaining to the restrictive covenants in Section 13 shall be brought in state or federal court in Colorado and shall be governed by Colorado law.]

1.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

1.Securities Law Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange), as may be determined by the Company to be applicable, are satisfied.

1.Headings. Headings are given to sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

1.Definitions.

(a)The term “business day” means any day other than a Saturday, Sunday or other day on which the principal national securities exchange on which the Company’s common stock is then listed is not open for business.

a.The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire Agreement between you and the Company regarding this Award of Units.

XCEL ENERGY INC.

By:
[NAME]
[TITLE]

ACCEPTED:

Participant Signature

Date

[FOR COLORADO EMPLOYEES ONLY: Note that this Agreement shall not be effective until 14 days after the date you sign it.]

ADDENDUM FOR COLORADO EMPLOYEES ONLY
[employees outside of Colorado do not need to sign]

By signing below, Xcel Energy and Participant attest that the Xcel Energy Inc. 2024 Equity Incentive Plan, including the confidentiality provisions within the Agreement at Section 13, comply with C.R.S. § 24-34-407(1) (the Colorado POWR Act).

Dated: _________________________________
Participant Signature

Dated: _________________      _________________________________
Xcel Energy Inc.
Name: ______________________________

                 Title: ________________________